RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

    THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 26, 2026 (“Effective Date”), is made among American Century ETF Trust, on behalf of each of its series listed in Schedule A (each, an “Acquiring Fund”) and The Bank of New York Mellon, solely in its capacity as Trustee and on behalf of the SPDR S&P MidCap 400 ETF Trust, Series 1 (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).
    WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”); and
    WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or any brokers or dealers registered under the Securities Exchange Act of 1934 (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies; and
    WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered open-end investment companies, such as the Acquired Fund, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Fund to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of, and in reliance on, the Rule; and
    WHEREAS, an Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A), in reliance on the Rule; and
    WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of the Acquired Fund to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and
    WHEREAS, to date such investments have been governed by a Purchasing Fund Agreement made in reliance on SEC exemptive relief that will be rescinded on the Effective Date;

    NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule and the Acquired Fund, Distributor, or Broker may sell shares of the Acquired Fund to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment

(a)The Funds note that each Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Fund can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Participation Agreement”) with the Acquired Fund’s distributor to transact in shares of the Acquired Fund. The Acquired Fund also has policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired Fund’s shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Participation Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired Fund on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired Fund should assist the Acquired Fund’s investment adviser with making the required findings under the Rule.

(b)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Fund.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.Representations and Warranties of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

Any of the provisions of this Agreement notwithstanding, the Acquiring Fund represents and warrants to the Acquired Fund that it operates, and will continue to operate, in compliance with the 1940 Act, and the SEC’s rules and regulations thereunder. The Acquiring Fund agrees that the Acquired Fund is entitled to rely on the representations contained in this Agreement and that the Acquired Fund has no independent duty to monitor the Acquiring Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder. The Acquiring Fund shall provide the Acquired Fund with information regarding the amount of the Acquiring Fund’s investments in the Acquired Fund upon the Acquired Fund’s reasonable request.

4.Termination of Purchasing Fund Agreement.

The parties hereby mutually agree to terminate the Purchasing Fund Agreement as of the Effective Date of this Fund of Funds Investment Agreement and waive any notice requirement for termination as may be set forth in such Purchasing Fund Agreement.

5.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:    If to the Acquired Fund:

American Century ETF Trust                 MidCap SPDR Trust, Series 1
c/o American Century Investments    240 Greenwich Street – 6th Floor East
4500 Main Street                     New York, NY 10286
Kansas City, MO 6411                 Attn: Jonathan Hoyler
Attn: General Counsel                     Email: Jonathn.Hoyler@bny.com
Email: LG-Legal_Notices@americancentury.com

6.Term and Termination; Assignment; Amendment

(a)This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended, including the addition of Acquiring Funds to Schedule A, only in writing that is signed by each affected party.

(e) In any action involving the Acquiring Funds under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

7.Miscellaneous
(a)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.

(b)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(d)In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement or any third-party beneficiary, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

Signatures appear on the following page.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

American Century ETF Trust

Patrick Bannigan            Patrick Bannigan        /s/ Patrick Bannigan
________________________ ____________________      ____________________
Name of Authorized Signer    Print             Signature
Title: President

MidCap SPDR Trust, Series 1

By:     The Bank of New York Mellon,
solely in its capacity as Trustee
for the MidCap SPDR Trust, Series 1

Meghan Palleria            Meghan Palleria        /s/ Meghan Palleria
________________________ ______________________     ____________________
Name of Authorized Signer         Print                 Signature
Title:     Senior Director

SCHEDULE A
Applicable Funds

Acquiring Funds

Avantis Total Equity Markets ETF